EXHIBIT 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information is presented to illustrate the effect of the Merger of Renovo Resource Solutions, Inc. and Kingfish Holding Corporation. The information under the “Unaudited Pro Forma Condensed Combined Balance Sheet” in the table below gives effect to the Merger as if it had taken place on October 1, 2023, and combines the unaudited historical condensed consolidated balance sheet of Renovo Resource Solutions, Inc. and Kingfish Holding Corporation as of December 31, 2023.

The unaudited pro forma condensed combined statement of operations for the three months ended December 31, 2023 give effect to the Merger as if it had occurred on October 1, 2023, the first day of Kingfish Holding Corporation’s fiscal year 2024, and combines the historical results of Kingfish Holding Corporation and Renovo Resource Solutions, Inc. The unaudited pro forma condensed combined statement of operations for the three months ended December 31, 2023 combines the unaudited historical condensed consolidated statements of operations and comprehensive income of Kingfish Holding Corporation and Renovo Resource Solutions, Inc. for the three months ended December 31, 2023.

The historical financial statements of Kingfish Holding Corporation and Renovo Resource Solutions, Inc. have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to the transaction accounting adjustments that are necessary to account for the Merger in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information does not include any adjustments not otherwise described herein. The unaudited pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable.

The adjustments presented to the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Merger. The unaudited pro forma condensed combined financial information is based on assumptions and adjustments that are described in the accompanying notes. The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. The unaudited pro forma condensed combined financial information should not be relied upon as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. The actual amounts recorded as of the completion of the Merger may differ materially from the information presented in the unaudited pro forma combined financial information as a result of the amount of cash used by Kingfish Holding Corporation between the signing of the Merger Agreement and the Closing Date, the timing of the closing of the Merger, and other changes in the amounts or estimated fair value of Kingfish Holding Corporation’s assets and liabilities prior to the Closing Date. The combined company believes that its assumptions and methodologies provide a reasonable basis for presenting all the significant effects of the transactions based on information available to management at this time and that the unaudited pro forma transaction accounting adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

●

The audited historical consolidated financial statements of Kingfish Holding Corporation as of and for the years ended September 30, 2023 and 2022 and the related notes set forth in the Annual Report on Form 10-K filed with the SEC on December 19, 2023, incorporated by reference into this Report;

●

The audited historical consolidated financial statements of Kingfish Holding Corporation as of and for the three months ended December 31, 2023 and 2022 and the related notes set forth in the Quarterly report on Form 10-Q filed with the SEC on February 14 2024, incorporated by reference into this Report;

●

The audited historical condensed consolidated financial statements of Renovo Resource Solutions, Inc. as of and for the years ended December 31, 2023 and 2022, incorporated by reference into this Report.

F-1

Kingfish Holding Corporation

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2023

(In Dollars)

	Historical
	Kingfish Holding Corporation	Renovo Resource Solutions, Inc.	Transaction Adjustments	Notes below	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$1,395	$590,574	$--		$591,969
Accounts Receivable	--	24,218	--		24,218
Advances to Related Party	--	225,519	(225,519)	1	--
Loan to KSSH, Related Party	--	200,000	(200,000)	3	--
Deferred Tax Asset	--	60,468	--		60,468
Inventory	-	138,342	--		138,342
Total current assets	1,395	1,239,121	(425,519)		814,997
Property and equipment, net	--	47,302	--		47,302
Due from Related Party	--	1,009,580	--		1,009,580
Other assets	—	960	--		960
Total assets	$1,395	$2,296,963	$(425,519)		$1,872,839
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$94,156	$32,369	$--		$126,525
Accrued Interest Payable	49,694	234,204	--		283,898
Convertible Notes Payable to Related Party	90,000	--	--		90,000
Taxes Payable	--	63,622	---		63,622
Advances From Related party	225,519	---	(225,519)	1	--
Related Party Loans	180,000	1,197,671	--		1,377,671
Total current liabilities	639,369	1,527,866	(225,519)		1,941,716
Long Term Liabilities:
Notes Payable Related Party Loans	200,000	--	(200,000)		--
Recission Liability	20,000	--	—		20,000
Total liabilities	859,369	1,527,866	(425,519)		1,961,716
Commitments and contingencies
Stockholders’ equity:
Common stock	12,094	--	(12,010)	3 & 4	84
Additional paid-in capital	4,378,213	--	12,010	3 & 4	4,390,223
Recission liability Equity	(20,000)	--	—		(20,000)
Accumulated Retained Earnings (Deficit)	(5,228,281)	769,097	--		(4,459,184)
Total stockholders’ equity (deficit)	(857,974)	769,097	--		(88,877)
Total liabilities and stockholders’ equity	$1,395	$2,296,963	$(425,519)		$1,872,839

See the accompanying notes to unaudited pro forma combined financial information.

F-2

Kingfish Holding Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months ended December 31 2023

(in dollars)

	Historical
	Kingfish Holding Corporation	Renovo Resource Solutions, Inc.	Transaction Adjustments	Notes below	Pro Forma Combined
Revenues:
Sales	$—	$822,579			$822,579
Total Revenues	---	822,579			822,579

Cost of Goods Sold	--	529,096			529,096

Gross Profit	--	293,483			293,483

Operating expenses:	--
Depreciation Expense	--	3,650			$3,650
Payroll Expense	--	96,056			96,056
Rent Expense		120,000			120,000
General and Administrative	51,805	63,301			115,106
Total Operating Expenses	51,805	283,007			334,812
Income (loss) from operations	(51,805)	10,476			(41,329)
Other income/(expense), net:
Interest Expense, net	(4,675)	(16,081)			(20,756)
Total other income/(expense)	(4,675)	(16,081)			(20,756)
Net (loss) Before Income Taxes	(56,480)	(5,605)			(62,085)
Provision for Income Taxes	0	1,345			1,345
Net (loss)	(56,480)	(4,260)			(60,740)
Net (loss) per common share - basic and diluted	$(0.00)				$0.00
Weighted average shares of common stock outstanding - basic and diluted	120,942,987				841,886

See the accompanying notes to unaudited pro forma combined financial information.

F-3

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1

Elimination of intercompany advances.

Note 2

Elimination of intercompany loan payable/receivable.

Note 3

Kingfish 1 for 500 reverse common stock split.

Note 4

Issuance of 6,000 Kingfish common shares for each Renovo common shares.

F-4